DUFF & PHELPS, LLC

311 SOUTH WACKER DRIVE, SUITE 4200 • CHICAGO, ILLINOIS 60606 • 312/697-4600 • FAX 312/697-0112

Valuation Analysis of

as of

December 31, 2003

The information contained herein is of a confidential nature and is intended for the exclusive use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Duff & Phelps, LLC.

Table of Contents

I. Executive Summary

II. Business Overview

III. Financial Overview

IV. Valuation Analysis

Appendices

A. Unified Financial Services Analyses

B. Unified Fund Services Analyses

C. Unified Trust Analyses

D. Fiduciary Counsel Analyses

E. Economic Overview

F. Duff & Phelps Definitions

DUFF & PHELPS, LLC

Executive Summary

Engagement Overview

? Duff & Phelps, LLC (“Duff & Phelps”) has been retained as an independent financial advisor to determine the fair market value of the common stock of Unified Financial Services, Inc. (“Unified” or the “Company”) as of December 31, 2003 (“Valuation Date”).

? Duff & Phelps understands that the valuation will be used for the repurchase of all common stock in the Company’s profit sharing plan, as well as, in connection with a Proposed Transaction. The Proposed Transaction involves the repurchase of common stock by the Company in order to reduce the number of shareholders below 300 and avoid public company filing requirements with the Securities and Exchange Commission.

? Duff & Phelps was previously engaged by the Company to value its common stock and provide analysis regarding alternatives to maximize shareholder value.

DUFF & PHELPS, LLC

Executive Summary

Levels of Value

? The fair market value of a specific security may be different depending on the investor group and the circumstances for which the fair market value is to be determined. The differences in the levels of value primarily reflect differences in the relative control rights and liquidity of the investment being valued. The following are typical levels of value:

Strategic Buyer Value Synergistic Value Controlling Interest Value

Control Premium Minority Discount Marketable Minority Interest Lack of Marketability Discount Nonmarketable Minority Interest Value

DUFF & PHELPS, LLC

Executive Summary

Levels of Value: Application to the Company

The level of value used in our analysis of the Company’s common stock was marketable minority interest value.

The holder of a share of the Company’s common stock does not have sufficient voting rights or power to force the sale of assets, the distribution of cash, or the direction of the Company’s business affairs, among other things.

Since our analysis of the Company using the discounted cash flow methodology and the comparable public company methodology results in a value indication on a marketable minority interest basis, neither a discount for lack of marketability nor a control premium was applied in estimating the fair market value of a share of the Company’s common stock.

DUFF & PHELPS, LLC

Executive Summary

Scope of Analysis

Reviewed Unified’s audited financial statements for the fiscal years ended December 31, 2001 to December 31, 2003. The December 31, 2003 financial statements reviewed were in draft form.

Held discussions with Unified’s senior management team regarding the history, current operations and future outlook of the Company and its business units.

Reviewed and analyzed management prepared projected financial forecasts.

Reviewed industry and economic information from regularly published sources for each of the three business units in which Unified operates.

Analyzed publicly available information on comparable publicly traded companies for each of the industries in which the three strategic business units of Unified compete. This analysis resulted in the determination of guideline multiples to apply to various financial metrics and arrive at a minority interest valuation of the Company.

This report contains numerous abbreviations for financial terms (e.g. LTM – Latest twelve months). Appendix F includes definitions for these abbreviations.

DUFF & PHELPS, LLC

Executive Summary

Valuation

? The fair market value as of December 31, 2003 of the common equity of Unified Financial Services, Inc. (“Unified” or the “Company”) is approximately $28.7 million. The per share value of Unified is $10.30.

Unified Financial Services, Inc.

Valuation Summary as of December 31, 2003

Enterprise Value $ 17,500,000

Less: Debt -

Plus: Excess Cash 5,980,000

Plus: Premium Finance Value 2,000,000

Plus: PV of Net Operating Loss Carry Forward 3,200,000

Equity Value from Operations (as if public) $ 28,680,000

Shares Outstanding (1) 2,779,092

Marketable Minority Interest Per Share Value $ 10.30

(1) 2,779,092 shares outstanding as of December 31, 2003.

Unified’s implied valuation multiples are listed in the following table:

Unified Financial Services, Inc.

Implied Multiple Summary as of December 31, 2003

Unified

Implied Multiples Performance Multiple

Enterprise Value / LTM EBITDA ($172,696) NM

Enterprise Value / Projected 2004 EBITDA $1,123,440 15.6x

Enterprise Value / LTM Revenues $14,754,652 1.19x

DUFF & PHELPS, LLC

Business Overview

Unified Financial Services, Inc.

Unified Financial Services, Inc. (“Unified”) was organized on December 7, 1989 as a vertically integrated financial services platform holding company. Since 1989, Unified has grown through numerous acquisitions of various financial services companies. Today, through its wholly owned subsidiaries, Unified is primarily focused on three key business segments: 1) mutual fund servicing, 2) trust and retirement, and 3) investment advisory.

The following table is a summary of Unified’s financial performance over the past three years:

Unified Financial Services, Inc. Financial Performance ($            in 000s) 1

2001 2002 2003

Revenues $ 15,718 $ 15,536 $ 14,755

Growth NA -1.2% -5.0%

Operating Income (Loss) $ (1,740) $ (1,698) $ (475)

Net Income (Loss) $ 3,368 $ (1,346) $ (591)

Total Assets $ 17,533 $ 13,205 $ 19,340

Shareholders’ Equity $ 16,749 $ 15,495 $ 13,487

1 Excludes performance of discontinued operations. Source: 2003 Unified Financial Services, Inc. 10-K.

DUFF & PHELPS, LLC

Business Overview

Unified Fund Services, Inc.

Headquartered in Indianapolis, Indiana, Unified Fund Services, Inc. (“Fund Services”) is a registered transfer agent and mutual fund services company that provides transfer agency, fund accounting, administrative and start-up services for mutual funds.

The following table is a summary of Fund Services’ financial performance over the past three years:

Unified Fund Services, Inc.

Financial Performance ($            in 000s) 1

2001 2002 2003

Assets Serviced $ 5,900,000 $ 11,700,000 $ 14,000,000

Revenues $ 5,436 $ 6,095 $ 6,419

Growth N/A 12.1% 5.3%

Pre-Tax Income (Loss) $ 445 $ (84) $ 633

Margin 8.2% -1.4% 9.9%

Total Assets $ 2,005 $ 2,510 $ 2,448

Shareholders’ Equity $ 487 $ (514) $ 810

1 Financial data provided by management; excludes brokerage results, intercompany fees, and non-recurring items.

DUFF & PHELPS, LLC

Business Overview

Unified Trust Company, N.A.

? Headquartered in Lexington, Kentucky, Unified Trust Company, N.A. (“Unified Trust”) is a national trust company specializing in the management of qualified retirement plans and offering retirement plan fiduciary protection and monitoring.

? The following table is a summary of Unified Trust’s financial performance over the past three years:

Unified Trust Company, N.A.

Financial Performance ($            in 000s) 1

2001 2002 2003

Assets Under Management (AUM) $ 511,125$ 491,800$ 677,381

Growth NA -3.8% 37.7%

Revenues $ 4,820 $ 4,944 $ 5,365

Pre-Tax Income (Loss) $ (460) $ (314) $ 462

Margin -9.6% -6.4% 8.6%

Total Assets $ 2,837 $ 2,499 $ 2,989

Shareholders’ Equity $ 2,447 $ 2,205 $ 2,467

1 Financial data provided by management; excludes intercompany fees and non-recurring items.

DUFF & PHELPS, LLC

Business Overview

Fiduciary Counsel, Inc.

? Headquartered in New York City, Fiduciary Counsel, Inc. (“Fiduciary Counsel”) provides customized, professional investment management to wealthy individuals, families and institutions.

? The following table is a summary of Fiduciary Counsel’s financial performance over the past three years:

Fiduciary Counsel, Inc.

Financial Performance ($            in 000s) 1

2001 2002 2003

Assets Under Management (AUM) $ 348,500 $ 227,338 $ 207,599

Growth NA -34.8% -8.7%

Revenues $ 1,961 $ 1,563 $ 1,380

Pre-Tax Income (Loss) $ 292 $ 87 $ 24

Margin 14.9% 5.6% 1.8%

Total Assets $ 1,428 $ 1,604 $ 1,298

Shareholders’ Equity $ 1,279 $ 1,132 $ 1,155

1 Financial data provided by management; excludes intercompany fees and non-recurring items.

DUFF & PHELPS, LLC

Financial Overview

Unified Financial Summary – 2003

Unified Bank Sale

? In November 2003, the Company sold Unified Banking Company to Blue River Bancshares Inc. for $8.2 million in cash. Unified recognized an after tax gain of $1.5 million on the bank sale.

Revenues

Total revenue from continuing operations decreased 5.0% in 2003 to $14.8 million. Strong revenue growth from trust and retirement services and mutual fund administration were offset by decreased revenues from investment advisory, and the Company’s brokerage unit that completed an exit from the retail and discount brokerage business.

Unified Fund Services revenue and gross profit increased 5.3% and 8.2% respectively in 2003. This was primarily due to an increase in assets under service from $11.7 billion in 2002 to $14.0 billion in 2003.

Unified Trust revenue and gross profit increased 9.5% and 10.1% respectively in 2003 primarily from a net inflow of assets. Assets under management (AUM) increased from $491.8 million in 2002 to $677.4 million in 2003.

Fiduciary Counsel revenue and gross profit declined 11.7% and 9.8% respectively in 2003. Assets under management declined from $227.3 million in 2002 to $207.6 million in 2003, due to loss of clients.

DUFF & PHELPS, LLC

Financial Overview

Unified Financial Summary – 2003

Operating Profit

Total operating expenses decreased 11.7% to $15.2 million. Operating loss was $0.5 million, a 72.2% improvement.

Unified Fund Services operating profit of $633,000 is compared to an operating loss of $84,000 in 2002. Reduced professional fees are primarily responsible for the increased profit.

Unified Trust operating income of $462,000 is significantly improved compared to the operating loss of $314,000 in 2002. Operating expenses were reduced by 7.1% compared to 2002.

Fiduciary Counsel operating income of $24,000 is down 72.4% from $87,000 in 2002.

DUFF & PHELPS, LLC

Valuation Analysis

Overview

Duff & Phelps utilized two distinct valuation methodologies to assess the value of Unified.

Discounted Cash Flow Analysis

Project the level of free cash flow (“FCF”) to be yielded by the business over a defined time horizon (ten years in this case).

FCFs are those cash flows available to service debt, distribute to investors, or reinvest in the business.

Project a continuing value for the business. The continuing value is an estimation of the value of the business beyond the initial ten-year projection period.

Revenue and profit growth assumptions are based on discussions with management, historical financial trends, industry trends, and our independent assessment of the expected future performance of Unified.

Determine the required rate of return by equity investors (cost of capital) in each business to compensate for the risk of each business segment in its respective industry.

Determine an enterprise value by discounting the FCFs and the continuing value to the present at the appropriate cost of capital rate for each business.

Derive an equity value by subtracting the value of debt securities and all other forms of capital from the enterprise value. Finally, non-operating assets, such as net operating loss carry forwards, are added to the equity value.

DUFF & PHELPS, LLC

Valuation Analysis

Overview (continued)

Comparable Company Analysis

Valuation methodology that examines the market values of comparable companies relative to their historical and projected financial results to determine trading multiples.

Trading multiples are applied to the subject company to determine enterprise value.

DUFF & PHELPS, LLC

Valuation Analysis

Discounted Cash Flow Analysis – Cost of Equity Calculation

The appropriate required rate of return to equity investors for each business was estimated using the Capital Asset Pricing Model (CAPM).

The formula for CAPM is: Re = Rf + ß (Rm – Rf), where:

Re is the required rate of return to equity investors

Rf is the return offered by a risk free investment

ß(beta) is the measure of systemic (non-diversifiable) risk of the asset

(Rm – Rf) is the market premium

For each business, the systemic risk (beta) was determined through analysis of the un-levered (all equity financed) betas of comparable public companies.

The risk free rate used is the rate (5.25%) on 20 year government treasury bonds as of the Valuation Date.

The market premium (7.0%) is the arithmetic average of the historic difference between the market return and the risk free rate of return.

A size premium of 4.6% was added to the cost of equity to account for the small size of each of the businesses of Unified.

DUFF & PHELPS, LLC

Valuation Analysis

Discounted Cash Flow Analysis – CF Assumptions: Unified Fund Services

The table below summarizes key income statement and cash flow assumptions for Unified Fund Services for the period 2004 to 2013, and the calculation of free cash flow for each year.

Unified Fund Services, Inc. Projected ($            in 000s) Fiscal Year Ending December 31,

2004 2005 2006 2007 2008 2009 2010 2011 2012 2013

Revenue $ 7,532 $ 8,662 $ 9,961 $ 11,456 $12,601 $13,861 $14,554 $ 15,282 $ 16,046 $ 16,848

growth 17.3% 15.0% 15.0% 15.0% 10.0% 10.0% 5.0% 5.0% 5.0% 5.0%

EBITDA 1,346 1,776 2,042 2,348 2,583 2,842 2,984 3,133 3,289 3,454

margin 17.9% 20.5% 20.5% 20.5% 20.5% 20.5% 20.5% 20.5% 20.5% 20.5%

Profit Before Taxes 1,168 1,592 1,877 2,189 2,419 2,669 2,799 2,937 3,082 3,235

Taxes @ 39.5% (461) (629) (741) (864) (956) (1,054) (1,160) (1,106) (1,217) (1,278)

Net Income $706 $963 $ 1,135 $ 1,324 $ 1,464 $1,615 $ 1,693 $1,777 $1,865 $ 1,957

Plus: Depr. & amort. 178 183 165 160 164 172 185 196 207 219

Less: Working Capital (1) (21) (24) (27) (21) (23) (13) (13) (14) (15)

Less: CAPEX (150) (130) (149) (172) (189) (208) (218) (229) (241) (253)

Free Cash Flow $734 $996 $ 1,128 $ 1,285 $ 1,418 $1,556 $ 1,647 $1,730 $1,817 $ 1,909

DUFF & PHELPS, LLC

Valuation Analysis

Discounted Cash Flow Analysis – CF Assumptions: Unified Fund Services? Revenue and Profitability (see Appendix B for CF detail):

2004 revenue is projected to increase 17.3% over 2003. Revenue growth from 2005 to 2013 is projected to gradually decrease from 15.0% in 2005 to 10.0% in 2008 before reaching a steady state growth rate of 5% through 2013.

Gross margin assumptions are projected at 86.5% in 2003 and 88.0% thereafter, slightly higher than historical levels, thus representing scalability in the business.

Total operating expenses are projected to decrease from 77.3% of revenue in 2003 to 68.6% of revenue in 2004, and 67.5% thereafter, which is lower than recent historical levels.

Factored into the assumptions is a permanent reduction in provisions for bad debts which results in an improvement in EBITDA margin to 20.5% in 2005 and beyond.

Investment Assumptions:

Capital expenditures in 2004 are forecasted at a level of $150,000 and are projected to be 1.5% of revenue per year from 2004 through the remainder of the projection period.

Working capital levels are forecasted based on their recent historical levels.

Equity Rate of Return Assumptions:

Cost of equity capital range of 15% to 17%.

DUFF & PHELPS, LLC

Valuation Analysis

Discounted Cash Flow Analysis – Conclusions: Unified Fund Services

The DCF analysis of Unified Fund Services results in an enterprise value range of $10.1 million to $12.2 million. This analysis implies the valuation multiples listed in the following table.

Unified Fund Services, Inc.

Summary of DCF Conclusions ($            in 000’s)

December 31, 2003

Fund Services Implied Valuation Multiples

Performance Low Mid High

DCF Enterprise Value Range$ 10,100.0$ 11,100.0$ 12,200.0

LTM EBITDA $ 803.0 12.6x 13.8x 15.2x

Projected 2004 EBITDA $ 1,346.1 7.5x 8.2x 9.1x

LTM NOPAT 1 $ 383.0 26.4x 28.9x 31.8x

Projected 2004 NOPAT 1 $ 706.4 14.3x 15.7x 17.3x

LTM Revenues $ 6,418.8 1.58x 1.72x 1.90x

1 NOPAT = Net Operating Profit After Taxes

DUFF & PHELPS, LLC

Valuation Analysis

Comparable Company Analysis – Mutual Fund Servicing

? We selected the following public companies for our comparable analysis of Fund Services. Although none of these companies are pure play fund servicers, they all compete in the outsourcing of mutual fund servicing.

LTM Enterprise Enterprise Enterprise Price / LTM LTM Debt /

LTM LTM EBITDA Value / Value / Proj. Value / LTM Revenues / Revenues Total

Company Revenues EBITDA Margin EBITDA EBITDA Revenues Earnings Employee Growth Rate Capital

BISYS Group, Inc. $ 998.7 $ 238.0 23.8% 9.3x 9.0x 2.21x 17.9x $204 8.6% 21.8%

DST Systems, Inc. 2,416.3 475.1 19.7% 8.4x 8.2x 1.65x 22.2x 207 1.4% 17.1%

Federated Investors, Inc. 825.3 335.4 40.6% 9.0x 7.9x 3.66x 17.2x 484 2.1% 1.9%

Fiserv, Inc. 3,017.9 703.8 23.3% 11.8x 10.4x 2.75x 25.3x 156 20.9% 9.9%

SEI Investments 636.2 222.9 35.0% 13.6x 12.7x 4.76x 22.8x 337 1.1% 1.2%

Sungard Data Systems, Inc.2,955.3 843.8 28.6% 9.1x 7.6x 2.60x 22.0x 336 14.0% 2.4%

Median 1,707.5 405.3 26.2% 9.2x 8.6x 2.67x 22.1x 271 5.3% 6.2%

Unified Fund Services6.4 0.8 12.5% NA NA NA NA 107 NA NA60

DUFF & PHELPS, LLC

Valuation Analysis

Comparable Company Analysis – Mutual Fund Servicing

Financial Performance Measures and Valuation Highlights for Comparable Companies:

?Overall stock price performance has been strong and valuation multiples have improved for these outsourcing service companies. LTM revenue multiples range from 1.7x to 4.8x with a median of 2.7x. LTM revenues per employee ranged from $156,000 to $484,000 with a median of $271,000.LTM revenue growth rates range from 1.1% to 20.9% with a median growth rate of 5.3%.

??LTM EBITDA multiples range from 8.4x to 13.6x, with a median of 9.2x. Projected EBITDA multiples range from 7.6x to 12.7x, with a median of 8.6x. In addition, EBITDA margins range from 19.7% to 40.6%. This implies that mutual fund servicing and other outsource servicing are profitable businesses. The ability to leverage technology to maximize revenue and profit per employee is key to success.

DUFF & PHELPS, LLC

Valuation Analysis

Unified Financial Services, Inc.

Comparable Company Analysis – Conclusions: Unified Fund Services

- No one company is ideally comparable to Unified Fund Services. The Company is significantly smaller than its peer companies with respect to revenues and EBITDA. The Comparable Company Analysis of Unified Fund Services results in an enterprise value range of $10.0 million to $11.5 million. The selected valuation multiples appear in the following table.

Unified Fund Services, Inc.
Summary of Comparable Company Analysis ($ in 000's)
December 31, 2003

	Fund Services Performance	Chosen Valuation Multiples Low	Mid	High	Public Peer[1] Range
Selected Multiple		11.0x	11.5x	12.0x	8.4x -- 13.6x
LTM EBITDA	$803.0	$8,833.0	$9,234.5	$9,636.0	
Selected Multiple		8.0x	8.5x	9.0x	7.6x -- 12.7x
Projected 2004 EBITDA	$1,346.1	$10,768.6	$11,441.6	$12,114.7	
Selected Multiple		15.0x	15.5x	16.0x	14.5x -- 21.3x
Projected 2004 NOPAT	$706.4	$10,596.7	$10,949.9	$11,303.2	
Selected Multiple		1.50x	1.75x	2.00x	1.7x -- 4.8x
LTM Revenues	$6,418.8	$9,628.2	$11,232.9	$12,837.6	
Comparable Company Enterprise Value Range		**$9,956.6**	**$10,714.8**	**$11,472.9**	

[1] Peer range of NOPAT (Net Operating Profit After Taxes) multiples is P/E multiples of public companies.

DUFF & PHELPS, LLC

21

Valuation Analysis

Discounted Cash Flow Analysis – CF Assumptions: Fiduciary Counsel

The table below summarizes key income statement and cash flow assumptions for Fiduciary Counsel for the period 2004 to 2013, and the calculation of free cash flow for each year.

Fiduciary Counsel, Inc.

Projected ($            in 000s) Fiscal Year Ending December 31,

2004 2005 2006 2007 2008 2009 2010 2011 2012 2013

AUM $ 222,716 $ 239,247 $ 256,836 $ 275,719 $ 295,989 $ 317,751 $ 341,112 $ 366,190 $ 393,112 $ 422,014

growth 7.3% 7.4% 7.4% 7.4% 7.4% 7.4% 7.4% 7.4% 7.4% 7.4%

Revenue $ 1,192 $ 1,435 $ 1,541 $ 1,654 $ 1,776 $ 1,907 $ 2,047 $ 2,197 $ 2,359 $ 2,532

EBITDA (12) 287 339 364 391 419 450 483 519 557

margin -1.0% 20.0% 22.0% 22.0% 22.0% 22.0% 22.0% 22.0% 22.0% 22.0%

Profit Before Taxes (20) 280 333 359 386 414 445 478 513 550

Taxes @ 39.5% 8 (111) (132) (142) (152) (164) (176) (189) (203) (217)

Net Income ($ 12) $ 169 $ 201 $ 217 $ 233 $ 251 $ 269 $ 289 $ 310 $ 333

Plus: Depr. & amort. 8 7 6 5 5 5 5 6 6 7

Less: Working Capital 62 (1) (1) (1) (1) (1) (1) (1) (1) (1)

Less: CAPEX (4) (4) (5) (5) (5) (6) (6) (7) (7) (8)

Free Cash Flow $ 54 $ 171 $ 202 $ 217 $ 233 $ 249 $ 268 $ 287 $ 309 $ 331

DUFF & PHELPS, LLC

Valuation Analysis

Discounted Cash Flow Analysis – CF Assumptions: Fiduciary Counsel

Revenue and Profitability (see Appendix D for CF detail):

Assets under management (“AUM”) are a function of both investment performance and additional funding. AUM are projected to increase as a result of annual investment performance of 8.0%. No annual funding increases are projected.

Revenues are a product of AUM and management fees of 60 basis points, consistent with the past three years of performance.

Gross margin assumptions are projected to remain stable beginning in 2004 and 84.5% throughout the projection period which is consistent with historical performance.

Total operating expenses are projected to slightly increase from 81.1% of revenue in 2003 to 85.3% of revenue in 2004. Thereafter, total operating expenses as a percentage of revenue are projected to decrease to 64.5% in 2004 and 62.5% thereafter.

EBITDA margins improve in 2005 and thereafter to 20.0% and 22.0% of revenues respectively, reflecting leverage of fixed operating expenses against higher AUM.

Investment Assumptions:

Capital expenditures are forecasted at a level of 0.3% of revenue per year throughout the projection period.

Working capital levels are forecasted based on their recent historical levels.

Equity Rate of Return Assumptions:

Cost of equity capital range of 17% to 19%.

DUFF & PHELPS, LLC

Valuation Analysis

Discounted Cash Flow Analysis – Conclusions: Fiduciary Counsel

The DCF analysis of Fiduciary Counsel results in an enterprise value range of $1.5 million to $1.7 million. This analysis implies the valuation multiples listed in the following table.

Fiduciary Counsel, Inc.

Summary of DCF Conclusions ($            in 000’s)

December 31, 2003

Fiduciary

Counsel Implied Valuation Multiples

Performance Low Mid High

DCF Enterprise Value Range $ 1,500.0 $ 1,600.0 $1,700.0

LTM EBITDA $ 33.7 NM NM NM

Projected 2005 EBITDA $ 287.1 5.0x 5.5x 6.0x

Projected 2004 Revenues $ 1,191.8 1.21x 1.32x 1.45x

DUFF & PHELPS, LLC

Valuation Analysis

Unified Financial Services, Inc.

Comparable Company Analysis – Investment Management

- The comparable public company group includes nine companies operating within the equity asset management industry. Due to the large amount of industry consolidation, only large asset management companies remain publicly traded.

Company	LTM Revenues	LTM EBITDA	LTM EBITDA Margin	Enterprise Value / EBITDA	Enterprise Value / Proj. EBITDA	Enterprise Value / Revenues	Price / LTM Earnings	Enterprise Value / AUM	LTM Revenues Growth Rate	Debt / Total Capital
Affiliated Managers Group, Inc.	$ 495.0	$ 219.9	44.4%	8.8x	8.5x	3.91x	25.1x	2.1%	2.6%	30.4%
BlackRock, Inc.	598.2	249.6	41.7%	10.6x	7.2x	4.40x	22.5x	0.9%	3.7%	38.6%
Eaton Vance Corp.	523.1	253.6	48.5%	9.9x	7.9x	4.78x	24.3x	3.3%	0.0%	4.8%
Franklin Resources, Inc.	2,825.2	899.6	31.8%	12.7x	9.6x	4.04x	23.2x	3.4%	12.7%	9.2%
Gabelli Asset Management Inc.	207.4	75.7	36.5%	14.6x	12.5x	5.32x	24.3x	4.0%	-1.2%	19.1%
T. Rowe Price Group, Inc.	995.6	410.3	41.2%	13.8x	11.4x	5.70x	26.8x	3.0%	7.8%	0.2%
Waddell & Reed Financial, Inc.	439.6	92.9	21.1%	22.5x	15.8x	4.75x	22.5x	5.7%	0.7%	10.9%
W.P. Stewart	116.5	59.3	50.9%	16.4x	NA	8.35x	22.4x	11.3%	-12.9%	1.7%
Median	509.1	234.8	41.5%	13.3x	9.6x	4.76x	23.7x	3.4%	1.6%	10.0%
Fiduciary Counsel, Inc.	1.4	0.0	2.4%	NA	NA	NA	NA	NA	NA	NA

DUFF & PHELPS, LLC

25

Valuation Analysis

Comparable Company Analysis – Investment Management

Financial Performance Measures and Valuation Highlights for Comparable Companies:

Revenues for the companies ranged from $117 million to $2.8 billion. LTM revenue multiples range from 3.9x to 8.3x, with a median of 4.8x. Growth rates over the most recent twelve month period have ranged from a decline of 12.9% to an increase of 12.7%, with a median growth rate of 1.6%.

LTM EBITDA multiples ranged from 8.8x to 22.5x, with a median of 13.3x. EBITDA margins ranged from 21.1% to 50.9%, with a median margin of 41.5%. Most asset management companies enjoy significant operating leverage as revenue growth (from strong investment performance) outpaces expense growth.

Comparison of Fiduciary Counsel to Comparable Companies:

Although Fiduciary Counsel is significantly smaller and does not manage mutual funds, it operates in a similar industry and it is, therefore, helpful to consider the multiples. As shown by the strong stock price performance and high valuation multiples, it is clear that investors perceive asset management and high net-worth financial advisory companies favorably.

DUFF & PHELPS, LLC

Valuation Analysis

Comparable Company Analysis – Conclusions: Fiduciary Counsel

? No one company is ideally comparable to Fiduciary Counsel. The Company is significantly smaller than its peer companies with respect to revenues and EBITDA. The Comparable Company Analysis of Fiduciary Counsel results in an enterprise value range of $1.3 million to $1.8 million. The selected valuation multiples appear in the following table.

Fiduciary Counsel, Inc.

Summary of Comparable Company Analysis ($            in 000’s)

December 31, 2003

Fiduciary

Counsel Chosen Valuation Multiples Public Peer

Performance Low Mid High Range

Selected Multiple 7.0x 7.5x 8.0x 8.8x — 22.5x

LTM EBITDA $ 33.7 NM NM NM

Selected Multiple 5.0x 5.5x 6.0x 7.2x — 15.8x

Projected 2005 EBITDA $ 287.1 $ 1,435.5 $ 1,579.0 $ 1,722.6

Selected Multiple 1.00x 1.25x 1.50x 3.9x — 8.3x

Projected 2004 Revenues $ 1,191.8 $ 1,191.8 $ 1,489.7 $1,787.7

Comparable Company

Enterprise Value Range $ 1,313.6 $ 1,534.4 $1,755.1

DUFF & PHELPS, LLC

Valuation Analysis

Unified Financial Services, Inc.

Discounted Cash Flow Analysis – CF Assumptions: Unified Trust

- The table below summarizes key income statement and cash flow assumptions for Unified Trust for the period 2004 to 2013, and the calculation of free cash flow for each year.

Unified Trust Company, N.A.
Projected ($ in 000s) Fiscal Year Ending December 31,

	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
AUM	$825,007	$1,003,513	$1,199,360	$1,408,682	$1,581,871	$1,776,352	$1,994,744	$2,239,986	$2,515,379	$2,824,629
growth	*21.8%*	*21.6%*	*19.5%*	*17.5%*	*12.3%*	*12.3%*	*12.3%*	*12.3%*	*12.3%*	*12.3%*
Revenue	$6,214	$8,028	$9,595	$11,269	$12,655	$14,211	$15,958	$17,920	$20,123	$22,597
EBITDA	964	1,325	1,775	2,423	2,721	3,055	3,431	3,853	4,326	4,858
margin	*15.5%*	*16.5%*	*18.5%*	*21.5%*	*21.5%*	*21.5%*	*21.5%*	*21.5%*	*21.5%*	*21.5%*
Profit Before Taxes	850	1,232	1,685	2,331	2,625	2,954	3,322	3,735	4,197	4,716
Taxes @ 39.5%	(336)	(487)	(665)	(921)	(1,037)	(1,167)	(1,312)	(1,475)	(1,658)	(1,863)
Net Income	$514	$745	$1,019	$1,411	$1,588	$1,787	$2,010	$2,259	$2,539	$2,853
Plus: Depr. & amort.	115	93	90	91	95	101	109	118	129	143
Less: Working Capital	49	(325)	(281)	(301)	(249)	(279)	(314)	(352)	(396)	(444)
Less: CAPEX	(62)	(80)	(96)	(113)	(127)	(142)	(160)	(179)	(201)	(226)
Free Cash Flow	$616	$432	$732	$1,089	$1,308	$1,467	$1,645	$1,846	$2,072	$2,325

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Valuation Analysis

Discounted Cash Flow Analysis – CF Assumptions: Unified Trust

Revenue and Profitability (see Appendix C for CF detail):

Growth in assets under management (“AUM”) are a function of both investment performance and additional annual funding. AUM are projected to increase 21.8% in 2004, reflecting investment performance of 8.0% and additional funding of 14.2% of beginning of year AUM.

Thereafter, AUM are projected to increase as a result of annual investment returns of 8.0% and additional annual funding of 14% of beginning of year AUM in 2005, 12% of AUM in 2006, and 10% of AUM in 2007 before reaching a 5% of AUM steady state of annual additional funding in 2008.

Revenues are a product of AUM and fees of 80 basis points, consistent with the past three years of performance.

Gross margin assumptions are projected to remain stable at 80% throughout the projection period, which is consistent with historical levels.

Total operating expenses are projected to slightly decrease from 72.0% of revenue in 2003 to 64.5%, 63.5%, and 61.5% of revenue in 2004, 2005, and 2006 respectively and 58.5% of revenue in 2007 and beyond.

EBITDA margins improve in 2007 to 21.5% as Unified Trust is better able to leverage its fixed expenses against higher AUM.

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Valuation Analysis

Discounted Cash Flow Analysis – CF Assumptions: Unified Trust (continued)

Investment Assumptions:

Capital expenditures in 2004 are forecasted at approximately $62,000 and at 1.0% of revenue per year throughout the projection period.

Working capital levels are forecasted based on their recent historical levels.

Equity Rate of Return Assumptions:

Cost of equity capital range of 17% to 19%.

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Valuation Analysis

Discounted Cash Flow Analysis – Conclusions: Unified Trust

The DCF analysis of Unified Trust results in an enterprise value range of $9.5 million to $11.8 million. This analysis implies the valuation multiples listed in the following table.

Unified Trust Company, N.A.

Summary of DCF Conclusions ($            in 000’s)

December 31, 2003

Unified Trust Implied Valuation Multiples

Performance Low Mid High

DCF Enterprise Value Range$9,500.0 $10,500.0 $11,800.0

LTM EBITDA $541.9 17.4x 19.4x 21.8x

Projected 2004 EBITDA $964.5 9.8x 10.9x 12.2x

LTM NOPAT 1 $279.7 33.8x 37.6x 42.2x

Projected 2004 NOPAT 1 $514.2 18.4x 20.4x 23.0x

LTM Revenues $5,365.1 1.76x 1.96x 2.20x

1 NOPAT = Net Operating Profit After Taxes

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Valuation Analysis

Unified Financial Services, Inc.

Comparable Company Analysis – Unified Trust

- Most trust companies are part of large banks where trust revenues are a small percentage of total revenues. In considering a group of comparable companies, we searched for small banks with the largest percentage of non-interest revenues, thinking that such banks might have a large percentage of trust revenues. Since this supposition proved false, we do not have any comparable publicly traded trust companies.

- We used the multiples from the asset management comparable companies as the business of Unified Trust is similar to these asset management comparables. This analysis results in an enterprise value range of $8.4 million to $9.6 million. The selected valuation multiples appear in the following table.

Unified Trust Company, N.A.
Summary of Comparable Company Analysis ($ in 000's)
December 31, 2003

	Unified Trust Performance	Chosen Valuation Multiples Low	Mid	High	Public Peer[1] Range
Selected Multiple		**11.5x**	**12.0x**	**12.5x**	8.8x -- 22.5x
LTM EBITDA	$541.9	$6,232.3	$6,503.3	$6,774.2	
Selected Multiple		**9.5x**	**10.0x**	**10.5x**	7.2x -- 15.8x
Projected 2004 EBITDA	$964.5	$9,162.6	$9,644.9	$10,127.1	
Selected Multiple		**17.0x**	**17.5x**	**18.0x**	12.9x -- 21.6x
Projected 2004 NOPAT	$514.2	$8,741.5	$8,998.6	$9,255.7	
Selected Multiple		**1.75x**	**2.00x**	**2.25x**	3.9x -- 8.3x
LTM Revenues	$5,365.1	$9,389.0	$10,730.3	$12,071.6	
Comparable Company Enterprise Value Range		**$8,381.4**	**$8,969.3**	**$9,557.2**	

[1] Peer range of NOPAT (Net Operating Profit After Taxes) multiples is P/E multiples of public companies.

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Valuation Analysis

Unified Financial Services, Inc.

Discounted Cash Flow Analysis – Consolidated CF Assumptions: Unified Financial

- The table below summarizes key income statement and cash flow assumptions for Unified Financial Services as a consolidated entity for the period 2004 to 2013, and the calculation of free cash flow for each year.

	Unified Financial Services Projected ($ in 000s) Fiscal Year Ending December 31,									
	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
Revenue	$14,938	$18,126	$21,097	$24,379	$27,032	$29,979	$32,559	$35,399	$38,528	$41,978
growth	*13.5%*	*21.3%*	*16.4%*	*15.6%*	*10.9%*	*10.9%*	*8.6%*	*8.7%*	*8.8%*	*9.0%*
Corporate Expense	1,175	1,175	1,175	1,175	1,175	1,175	1,175	1,175	1,175	1,175
EBITDA	1,123	2,212	2,981	3,960	4,520	5,141	5,690	6,294	6,960	7,694
margin	*7.5%*	*12.2%*	*14.1%*	*16.2%*	*16.7%*	*17.1%*	*17.5%*	*17.8%*	*18.1%*	*18.3%*
Profit Before Taxes	822	1,929	2,720	3,704	4,255	4,862	5,391	5,974	6,617	7,326
Taxes @ 40%	(325)	(762)	(1,074)	(1,463)	(1,681)	(1,921)	(2,130)	(2,360)	(2,614)	(2,894)
Net Income	$498	$1,167	$1,645	$2,241	$2,574	$2,942	$3,262	$3,614	$4,003	$4,432
Plus: Depr. & amort.	301	283	262	257	264	279	299	320	343	368
Less: Working Capital	110	(348)	(305)	(328)	(270)	(303)	(327)	(366)	(410)	(460)
Less: CAPEX	(216)	(215)	(250)	(289)	(321)	(356)	(384)	(415)	(449)	(486)
Free Cash Flow	$693	$888	$1,351	$1,879	$2,248	$2,562	$2,849	$3,153	$3,487	$3,854

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Valuation Analysis

Discounted Cash Flow Analysis – CF Assumptions: Unified Financial Services

Revenue and Profitability (see Appendix A for CF detail):

The profit before taxes and free cash flow in the consolidated Discounted Cash Flow Analysis is the compilation of the previously discussed Unified Fund Services, Unified Trust, and Fiduciary Counsel operations.

$1.2 million of corporate expenses were subtracted from operating earnings each year.

Equity Rate of Return Assumptions:

Cost of equity capital range of 16% to 18%.

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Valuation Analysis

Discounted Cash Flow Analysis – Conclusions: Unified Financial Services

The DCF analysis of Unified Financial Services results in an enterprise value range of $16.2 million to $20.1 million. The midpoint of this valuation range is $18.0 million. This analysis implies the valuation multiples listed in the following table.

Unified Financial Services, Inc. Summary of DCF Conclusions ($            in 000’s) December 31, 2003

Unified Implied Valuation Multiples Performance Low Mid High

DCF Enterprise Value Range $16,200.0 $18,000.0 $20,100.0

LTM EBITDA $ (172.7) NM NM NM

Projected 2004 EBITDA $ 1,123.4 14.4x 16.0x 17.9x

LTM NOPAT 1 $ (261.1) NM NM NM

Projected 2004 NOPAT 1 $ 497.5 32.6x 36.1x 40.5x

LTM Revenues $ 14,754.7 1.23x 1.37x 1.53x

1 NOPAT = Net Operating Profit After Taxes

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Valuation Analysis

Unified Financial Services, Inc.

Discounted Cash Flow Analysis – Conclusions: Sum of Parts Approach

- The aggregate enterprise value implied by the separate DCF Analyses for each business unit ranges from $21.0 million to $25.7 million. However, this aggregate value does not reflect the value of corporate expenses that are present in the consolidated DCF Analysis for Unified Financial Services. Including corporate expenses reduces the aggregate enterprise value by $4.8 million to $5.6 million. The resulting enterprise value is in the range of $16.2 million to $20.1 million.

Unified Financial Services, Inc.
DCF Analysis: Sum of Parts v Consolidated DCF ($ in 000's)
December 31, 2003

DCF Enterprise Value Range	Low	Mid	High
Unified Fund Services	$ 10,120.0	$ 11,060.0	$ 12,200.0
Unified Trust Company, N.A.	$ 9,450.0	$ 10,510.0	$ 11,810.0
Fiduciary Counsel	$ 1,450.0	$ 1,580.0	$ 1,730.0
Aggregate Enterprise Value	$ 21,020.0	$ 23,150.0	$ 25,740.0
Unified Financial Services Value	$ 16,210.0	$ 17,980.0	$ 20,130.0

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Valuation Analysis

Valuation Conclusion

Other Assumptions

The following assets are not reflected in the Enterprise Value. These assets are added to the Enterprise Value in the determination of Equity Value detailed in the Executive Summary.

The value of Commonwealth Premium Finance. This value reflects the book value of the business plus 2 years of expected earnings.

The value of Unified Financial Securities. No value was assigned to Unified Financial Securities since the unit will continue to exist as a cash flow neutral entity supporting Unified Fund Services.

The present value of net operating loss carry-forwards (NOL’s). The Company currently has $15.4 million of NOL’s available to carry forward and apply to future income taxes. For each year of the projection period with a positive net income forecast, the NOL’s were utilized as a tax benefit until the balance of NOL’s was depleted. The tax benefit for each year was discounted to the present at the equity cost of capital.

Excess cash of $6.0 million.

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Valuation Analysis

Valuation Conclusion

Based on the DCF and public peer company analyses, it is our opinion that the enterprise value of Unified Financial Services ranges between $15.5 million and $19.1 million with a midpoint of $17.3 million (rounded to $17.5 million).

We arrived at this value by considering the range of both the DCF and public peer company values for each of the companies that comprise Unified Financial Services. The enterprise value conclusions appear on the following page.

To determine the Equity Value from Operations of Unified Financial Services, the value of other corporate assets was added to the enterprise value. The additions to value appear in the table below. The resulting Equity Value from Operations is $28.7 million.

Unified Financial Services, Inc.

Valuation Summary as of December 31, 2003

Enterprise Value $ 17,500,000

Less: Debt $ -

Plus: Excess Cash $ 5,980,000

Plus: Premium Finance Value $ 2,000,000

Plus: PV of Net Operating Loss Carry Forward $ 3,200,000

Equity Value from Operations (as if public) $ 28,680,000

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Valuation Analysis

Unified Financial Services, Inc.

Valuation Conclusion

Unified Fund Services, Inc.
Summary of Conclusions ($ in 000's)
December 31, 2003

	Enterprise Value Ranges			Enterprise Value Conclusion		
	Low	Mid	High	Low	Mid	High
Unified Fund Services						
Comparable Company Enterprise Value Range	$ 10,000.0	$ 10,700.0	$ 11,500.0			
DCF Enterprise Value Range	$ 10,100.0	$ 11,100.0	$ 12,200.0	$ 10,000.0	$ 11,000.0	$ 12,000.0
Unified Trust Company, N.A.						
Comparable Company Enterprise Value Range	$ 8,400.0	$ 9,000.0	$ 9,600.0			
DCF Enterprise Value Range	$ 9,500.0	$ 10,500.0	$ 11,800.0	$ 9,000.0	$ 10,000.0	$ 11,000.0
Fiduciary Counsel						
Comparable Company Enterprise Value Range	$ 1,300.0	$ 1,500.0	$ 1,800.0			
DCF Enterprise Value Range	$ 1,500.0	$ 1,600.0	$ 1,700.0	$ 1,300.0	$ 1,500.0	$ 1,700.0
Consolidated Enterprise Value of Unified Financial Services						
Aggregate Enterprise Value Range				$ 20,300.0	$ 22,500.0	$ 24,700.0
Value Impact of Corporate Expenses				$ (4,810.0)	$ (5,170.0)	$ (5,610.0)
Enterprise Value Conclusion				$ 15,490.0	$ 17,330.0	$ 19,090.0

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